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                                                                      EXHIBIT 99


Contact:                   Randy Miller/Elysa Gonzalez
                           Corporate/Investor Communications
                           201-930-9305


                   GEOTEK RESTRUCTURES TO FOCUS ON U.S. GROWTH
           -- Sale of European Assets for $85MM, Credit Amendment and
      Corporate Restructuring Enhances Opportunities for Long-Term Growth--


Montvale, New Jersey, December 19, 1997 -- Geotek Communications, Inc. (Nasdaq:
GOTK) announced today that it is restructuring corporate assets, credit agreements and its management structure to better focus on delivering mobile business solutions to its U.S. subscriber base.

Geotek said it has reached agreements to sell its European analog assets to Montreal-based Telesystem International Wireless Inc. for approximately $85 million in cash. It simultaneously announced the successful completion of agreements with senior note holders providing broader latitude to use funds from the sale of assets for working capital. In conjunction with these agreements the company announced a corporate restructuring designed to focus its sales, marketing and product development functions on serving the needs of the company's growing U.S. customer base.

Geotek's European network businesses consist of National Band Three Limited, an analog wireless network in the United Kingdom, and a 50 percent stake in Terrafon Bundelfunk GmbH & Co. KG, a similar network in Germany. The sales are subject to regulatory approvals in each country and other conditions, and are expected to close within 60 days.

"Our service capabilities have improved dramatically over the past nine months, and customers with mobile networking needs are responding positively," said Yaron Eitan, Chief Executive Officer of Geotek. "The sale of our analog operations in Europe and our recent sale of Bogen Communications International provides us a total of approximately $103.5 million in additional capital without dilution. With the amended bondholder agreement, we now have the financial flexibility to use those funds to further develop and enhance our service offerings."

Consistent with the decision to focus its resources on the domestic opportunity, Geotek said it is streamlining both management and staffing. It has initiated a company-wide cost reduction program and is redrawing functional boundaries to improve efficiency and focus. Management changes include elevating the head of Geotek's U.S. operations, Michael McCoy, to Executive Vice President and Chief Operating Officer of Geotek Communications. The operations, product delivery and sales functions, which previously had separate reporting lines, will all report to Mr. McCoy. In addition, a strategic marketing and product development group has been formed to operate alongside these functions; it will be led by George Calhoun, Senior Vice President, Strategic Marketing.


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All corporate finance and accounting functions, which were previously separated by business unit, are being consolidated under Chief Financial Officer Robert Kerstein. Robert Vecsler, General Counsel, currently responsible for legal and regulatory affairs and human resources, assumes additional duties in planning and business development as Senior Vice President, Business Affairs. Messrs. McCoy, Calhoun, Vecsler and Kerstein will all report to Mr. Eitan.

"Our priority focus going forward is on growing our U.S. subscriber base," Mr. Eitan said. "Our growth rate is improving and we hope to deliver even stronger subscriber growth in the near term by enhancing the quality and range of our coverage and by completing the development of new mobile data applications."

Geotek agreed to amend certain provisions in the indenture governing its 15% Senior Notes as well as its Soros Group and Hughes Network Systems ("HNS") credit facilities. The amendment will provide Geotek broader latitude in using funds raised from the sale of assets for general corporate purposes.

"This amendment is integral to our current financing plans and is a major step in developing the added flexibility Geotek needs to implementing its long-term business plan." Mr. Kerstein said. Under the agreements, Geotek will be allowed to use the entire $18.5 million in proceeds from the recently announced sale of Bogen Communications International for general corporate purposes. Further, Geotek will be able to use 40 percent of the proceeds from the European network sales for general corporate purposes and 40 percent for replacement or telecommunications assets and will apply the remaining 20 percent to retire existing senior noteholders indebtedness.

Under the terms of the original indenture, the use of proceeds from the sale of assets or from the incurrence of debt was restricted to the purchase of "hard" replacement or telecommunications assets. As part of this agreement the company will be allowed, under certain circumstances, to use the proceeds from the incurrence of additional debt for general corporate purposes.

The agreement includes a redistribution of Geotek's 900 MHz specialized mobile radio licenses among Geotek subsidiaries pledged to the senior noteholders and HNS. As part of the agreement and license redistribution, Geotek has agreed to pledge to its senior noteholders and HNS security interests in additional 900 MHz licenses. Further, Geotek agreed to provide its senior noteholders a security interest in network equipment in its northeast markets and agreed with Soros to secure its consent prior to any grant of security in Geotek's remaining current markets. The transaction is subject to certain closing conditions including the receipt of appropriate regulatory approvals.

Geotek Communications, Inc. is a provider of mobile business solutions and services. The Company targets selected transportation, distribution, field service and contacting industry segments and is currently providing wireless services to more than 10,000 users in Dallas, Houston, Galveston, San Antonio, Phoenix, Boston, New York/New Jersey, Philadelphia, Delaware, Washington, D.C., Baltimore, northern Virginia, Orlando, Central and Southern Florida. For more information on Geotek, visit our web site at www.geotek.com or call 1-888-39-FLEET.